Calculation of Filing Fee Tables
S-8
CBL International Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class B ordinary shares, par value US$0.0013	457(a)	375,000	$ 3.6025	$ 1,350,937.50	0.000087	$ 117.53
Total Offering Amounts:						$ 1,350,937.50		$ 117.53
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 117.53
Offering Note
[1]	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(a), 457(c) and 457(h) under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rules 457(c) and 457(h)(1), the proposed maximum offering price per share is based on the average of the high and low prices of the Company's Class B ordinary shares on October 30, 2026 (a date within five business days prior to the date of filing of this Registration Statement), as reported on Nasdaq. Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends, share consolidations or similar transactions.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources